Exhibit 99.1

                   NEXTEST NAMES TIM F. MORIARTY AS PRESIDENT

    SAN JOSE, Calif., March 9 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leading manufacturer of automatic test equipment
(ATE) for cost-sensitive semiconductors, announced that Tim F. Moriarty, vice president, sales and marketing, has been named president of Nextest, effective immediately. Moriarty will report to Nextest founder Robin Adler, who continues in his roles as the Company's chief executive officer and chairman of the board. As president, Moriarty will lead sales, marketing, operations and R&D for the company. The role of vice president, sales and marketing has been divided into two separate positions with Jim Fraine as VP of sales, and Young Kim as VP of marketing.

    "Tim's vision, character, and leadership ability have been instrumental in Nextest's success over the past ten years," stated Adler. "He has assembled a strong team of experts with clearly defined objectives, and I have full confidence in his ability to position the company for even greater success. We have worked very closely together, and I am looking forward to the expanded contribution that Tim will make as president. We are fortunate to be able to strengthen our management team by adding a president of Tim's caliber."

    Moriarty is a highly regarded ATE veteran, possessing over 22 years experience within management, marketing, and sales at various high technology companies. Tim joined Nextest in 1997, the same year the company was founded, with the charter to build a worldwide sales and customer support team for the Maverick test system. Since that time, the company has introduced an array of widely successful test products and to date has shipped over 1,700 test systems worldwide. Prior to joining Nextest, Moriarty held executive positions at Megatest Corporation and Teradyne, Inc.

    ABOUT NEXTEST

    Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest's products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,700 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

    At Nextest Systems Corporation:
    So-Yeon Jeong
    Investor Relations Manager
    408-817-7276

    Nextest Agency Contact :
    GEM Design & Public Relations
    Connie Graybeal-Berar
    408-529-4694

SOURCE  Nextest Systems Corporation
    -0-                             03/09/2007
    /CONTACT: So-Yeon Jeong, Investor Relations Manager, Nextest Systems Corporation, +1-408-817-7276, or sjeong@nextest.com; or Connie Graybeal-Berar of GEM Design & Public Relations, +1-408-529-4694, or cberar@mac.com, for Nextest Systems Corporation/
    /Web site:  http://www.nextest.com/
    (NEXT)